Exhibit 99.1

Alliqua BioMedical Announces Changes to Its Board of Directors

LANGHORNE, PA -- July 22, 2014 -- Alliqua BioMedical, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), today announced the appointment of Andrew Africk and Gary Restani to its Board of Directors. The Company also announced the departure of David Stefansky and Kenneth D. Pearson from its Board of Directors.

Mr. Africk recently formed Searay Capital LLC after 21 years successfully leading private equity and capital markets investments for Apollo Global Management LLC, a leading global alternative asset manager with assets under management exceeding US $150 billion. As a Senior Partner at the firm, Mr. Africk was responsible for Apollo's investments in technology and communications. Mr. Africk currently serves on the Board of Overseers of the University of Pennsylvania School of Engineering, the UCLA Science Board, and is a Trustee of the Trinity School in New York City.

Mr. Restani currently serves as Vice Chairman on the Board of Directors for Spiracur Inc., a privately held medical device company focused on the development of innovative wound healing technologies. He recently transitioned from President & CEO of Spiracur Inc. and has more than 40 years of experience in the medical device industry. Prior to joining Spiracur Inc. in 2010, Mr. Restani held both executive and operating positions for global medical device companies including: President and COO of Hansen Medical, President of Convatec, division president at both Zimmer and Smith & Nephew. He attended Sir George Williams University and Loyola University and holds a certificate from Dartmouth College for completing the Tuck School of Business’ General Management Executive Program.

“We are excited to add these highly experienced individuals to our Board of Directors and expect Alliqua BioMedical to benefit from Andrew’s financial acumen and Gary’s extensive experience in the medical technology sector,” said David Johnson, Chief Executive Officer of Alliqua. “We are also grateful to Dave and Ken for their contributions to the Company during their tenure and wish them both well.”

About Alliqua BioMedical, Inc.

Alliqua BioMedical is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua BioMedical provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua BioMedical currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua BioMedical can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua BioMedical’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua BioMedical to develop and custom manufacture a wide variety of hydrogels. Alliqua BioMedical's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

Exhibit 99.1

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Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 24, 2014, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Alliqua BioMedical, Inc.

Brian M. Posner, +1-215-702-8550

Chief Financial Officer

bposner@alliqua.com

or

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com